EXHIBIT 99.1

J.JILL, INC. APPOINTS JIM SCULLY AS INTERIM CEO

Linda Heasley Steps Down as President, CEO, and Member of the Board

QUINCY, Mass – December 5, 2019 – J.Jill, Inc. (NYSE:JILL) today announced the appointment of James (“Jim”) S. Scully, who currently serves as a member of the Board of Directors (the “Board”) of J.Jill, Inc. (the “Company”), as Interim Chief Executive Officer, effective immediately. Linda Heasley has stepped down as President, CEO and a member of the Board of J.Jill, Inc. The Board has begun a search process and Mr. Scully will serve as Interim CEO until the Board has identified a replacement.

“Jim is a retail industry veteran with a proven track record of working in complex environments and a deep understanding of J.Jill from his time on the Board,” said Michael Rahamim, Chairman of the Board. “We are confident in Jim’s ability to drive performance and ensure a seamless transition while we search for J.Jill’s next leader. On behalf of the Board, I want to thank Linda for her contributions and dedication to J.Jill.”

Mr. Scully added, “As the Board evaluates potential successors, we will focus on our customer, product, operating fundamentals and financial discipline. We believe J.Jill has significant opportunities ahead and I look forward to working with our talented teams to stabilize the business and create value for our shareholders.”

Mr. Scully has over 20 years of experience in the retail sector and has served on the Board of Directors of the Company since August 2017. Mr. Scully previously served as Executive Vice President and Chief Operating Officer of Avon Products, Inc. Prior to his role at Avon Products, Inc., Mr. Scully served as Chief Operating Officer of J. Crew Group, Inc. He joined J. Crew in 2005 as the company’s Chief Financial Officer and later held the role of Chief Administrative Officer. Prior to his role at J. Crew, Mr. Scully spent eight years at Saks Incorporated, most recently serving as Executive Vice President – Human Resources and Strategic Planning. During his tenure at Saks Incorporated, Mr. Scully also held the positions of Senior Vice President – Strategic and Financial Planning, and Senior Vice President – Treasurer.

Third Quarter Fiscal 2019 Results
Separately, this morning, the Company issued its Third Quarter Fiscal 2019 results and will hold a conference call today, December 5, 2019, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 9059398 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events/events.
A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 9059398. The telephone replay will be available until Thursday, December 12, 2019.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference.

Contacts:

Investor Relations:
Caitlin Churchill
ICR, Inc.
investors@jjill.com
203-682-8200

Media:
Chris Gayton
J.Jill, Inc.
media@jjill.com
617-689-7916